Exhibit 99.1

AXSYS TECHNOLOGIES ANNOUNCES 47% INCREASE IN

SECOND QUARTER OPERATING INCOME

ROCKY HILL, CT – July 26, 2005 – Axsys Technologies, Inc. (NASDAQ: AXYS), a global leader in the design, manufacture and distribution of precision optical solutions, today announced financial results for the second quarter ended July 2, 2005.

Second Quarter Financial Highlights – versus fiscal 2004 second quarter:

•                  Sales rose 30% to $33.4 million.

•                  Gross margin increased to 31.0% from 30.4%.

•                  Operating income was up 47% to $3.3 million; operating margin rose to 10.0% from 8.8%.

•                  Net income was $1.6 million or $0.21 per diluted share in the second quarter of 2005 compared to $2.0 million or $0.27 per diluted share in the 2004 period, due primarily to a tax rate increase in the 2005 quarter.

•                  Total backlog of firm orders at the end of the second quarter was a record $100.5 million.

The Company’s acquisition of Diversified Optical Products, Inc. (DiOP) on May 2, 2005 coupled with strong military spending on surveillance and targeting programs contributed to the year-over-year growth.  Organic year-over-year revenue growth during the comparable period was 12%.

Net income of $1.6 million in the second quarter of 2005 was impacted by the return to a normalized tax rate of 37.5%, compared to a tax rate of 10% in the comparable period of 2004.  In addition, Axsys incurred an additional $603,000 of interest expense as a result of acquisition financing.  Finally, the Company recorded a discontinued operations charge, net of tax, of $150,000, or $0.02 per diluted share, during the second quarter of 2005 for the settlement with the United States Environmental Protection Agency for an environmental site located in Prospect, Connecticut.

Segment Sales (in millions):

	Three Months Ended:		Six Months Ended:
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Optical Systems Group	$27.2	$19.3	$49.4	$36.5
Distributed Products Group	6.2	6.4	12.6	12.6

“The second quarter was a milestone for Axsys Technologies,” said Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys.  “For the first time in our history, we concluded the quarter with a backlog in excess of $100 million.  This accomplishment is further evidence that our focused approach to organic growth and strategic acquisitions are establishing Axsys as an important participant in the surveillance and tracking markets.”

Conference Call

Management will conduct a conference call to discuss the financial results on Wednesday, July 27, 2005, at 10:00 am ET.  Interested parties may participate in the call by dialing 706-679-3148 – please call in 10 minutes before the call is scheduled to begin and ask for the Axsys Technologies call.  The conference call will be broadcast live over the Internet via the Investors section of the Company’s web site at www.axsys.com.  To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the Company’s web site.

About Axsys

Axsys Technologies, Inc. is a vertically integrated OEM supplier of precision optical solutions for high technology applications, serving the aerospace, defense and high performance commercial markets.  For more information, visit www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission, including without limitation: changes in the U.S. federal government spending priorities; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully, including the recently announced acquisition of Diversified Optical Products; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions.  These statements reflect the Company’s current beliefs and are based upon information currently available to Axsys.   Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.  For more information concerning the foregoing risks and uncertainties, see the Securities and Exchange Commission filings for Axsys.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Axsys Technologies, Inc.		The Equity Group Inc.
David A. Almeida, CFO		Lauren Barbera
(860) 257-0200		(212) 836-9610, LBarbera@equityny.com
www.axsys.com		www.theequitygroup.com

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Net sales	$33,384	$25,729	$62,032	$49,135
Cost of sales	23,050	17,908	43,242	34,533
Gross profit	10,334	7,821	18,790	14,602

Selling, general and administrative expenses	5,946	4,868	11,046	9,266
Research, development and engineering expenses	1,044	726	1,788	1,303
Write-off of restructuring accrual	—	(50)	—	(50)
Operating income	3,344	2,277	5,956	4,083
Interest expense	(706)	(76)	(773)	(108)
Interest income	34	9	76	34
Other (expense) income, net	51	(15)	36	(22)
Income from continuing operations before income taxes and discontinued operations	2,723	2,195	5,295	3,987
Provision for income taxes	1,021	220	1,986	399
Income from continuing operations before discontinued operations	1,702	1,975	3,309	3,588
Loss from discontinued operations, net of tax	(150)	—	(150)	—
Net income	$1,552	$1,975	$3,159	$3,588

BASIC EARNINGS PER SHARE:
Continuing operations	$0.24	$0.28	$0.47	$0.51
Discontinued operations	(0.02)	—	(0.02)	—
Total	$0.22	$0.28	$0.45	$0.51
Weighted average basic common shares outstanding	7,094,794	6,999,806	7,079,769	6,994,018

DILUTED EARNINGS PER SHARE:
Continuing operations	$0.23	$0.27	$0.44	$0.50
Discontinued operations	(0.02)	—	(0.02)	—
Total	$0.21	$0.27	$0.42	$0.50
Weighted average dilutive common shares outstanding	7,476,407	7,280,829	7,459,102	7,223,409

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Unaudited, in thousands)

	July 2, 2005	December 31, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,531	$6,000
Accounts receivable – net	17,910	15,715
Inventories – net	37,612	29,698
Deferred income taxes	3,250	3,553
Other current assets	2,215	1,020
TOTAL CURRENT ASSETS	63,518	55,986
PROPERTY, PLANT AND EQUIPMENT – net	15,108	13,337
INTANGIBLE ASSET – net	11,048	2,127
GOODWILL	57,549	13,013
OTHER ASSETS	1,405	1,352
TOTAL ASSETS	$148,628	$85,815

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,818	$6,459
Accrued expenses and other liabilities	15,815	9,513
Deferred income	8,981	7,195
Current portion of long-term capital lease obligations	—	368
Current portion of long-term debt	5,000	1,000
TOTAL CURRENT LIABILITIES	37,614	24,535
CAPITAL LEASES, less current portion	—	150
LONG-TERM DEBT, less current portion	50,000	3,333
OTHER LONG-TERM LIABILITIES	4,298	4,704

SHAREHOLDERS’ EQUITY:
Common stock	72	72
Capital in excess of par	39,954	39,612
Accumulated other comprehensive loss	(224)	(97)
Retained earnings	17,548	14,389
Treasury stock	(634)	(883)
TOTAL SHAREHOLDERS’ EQUITY	56,716	53,093

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$148,628	$85,815